EXHIBIT 99.1

For Immediate Release

February 22, 2023

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces Fourth Quarter and Full Year 2022 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL,” the “Company,” “we,” “our,” or “us), today announced its operating results for the quarter and year ended December 31, 2022.

FOURTH QUARTER 2022 HIGHLIGHTS

INVESTMENT ACTIVITY
•
Invested $310.3 million at a weighted average initial cash capitalization rate of 6.7%, including the acquisition of 17 properties with a weighted average initial term of 19.7 years and minimum annual rent increases of 2.0%. These investments were predominantly weighted towards industrial opportunities (94.0% of the quarter's volume, based on Annualized Base Rent “ABR”), with the remaining investment activity spanning property types such as retail (5.0%), and certain office space acquired in conjunction with a larger portfolio of industrial assets and subject to the same master lease (1.0%).
•
During the fourth quarter, we sold three properties for proceeds of $39.2 million at a weighted average cash capitalization rate of 5.8%. Subsequent to quarter end, we executed a simultaneous lease buyout and sale of an office asset for total proceeds of $39.5 million, representing an all-in cash capitalization rate of 6.1%.
•
As of the date of this release we have $5.2 million of investments under control and an additional $30.6 million in commitments to fund revenue generating capital expenditures with existing tenants.

CAPITAL MARKETS ACTIVITY
•
In August 2022, we completed a public offering of 13,000,000 shares of common stock at a price of $21.35 per share, subject to certain adjustments, in connection with a forward sale agreement. On December 28, 2022, we settled the forward equity offering for net proceeds of $273.2 million, after deducting underwriting discounts.
•
Ended the quarter with total outstanding debt of $2.0 billion and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.2x.
•
Declared a quarterly dividend of $0.275.

OPERATING RESULTS
•
Collected 99.9% of base rents due for the fourth quarter for all properties under lease.
•
Portfolio was 99.4% leased based on rentable square footage, with only three of our 804 properties vacant and not subject to a lease at quarter end.
•
Incurred $9.3 million of general and administrative expenses, inclusive of $1.5 million of stock-based compensation.
•
Generated net income of $36.8 million, or $0.20 per share, representing 5.3% growth over the prior year.
•
Generated adjusted funds from operations (“AFFO”) of $65.6 million, or $0.36 per share, representing 5.8% growth over the prior year.

FULL YEAR 2022 HIGHLIGHTS

INVESTMENT ACTIVITY
•
Invested $907.2 million at weighted average initial cash capitalization rate of 6.4%, including the acquisition of 86 properties with a weighted average initial term of 20.3 years and minimum annual rent increases of 2.0%. These investments were predominantly weighted towards industrial opportunities (72.4% of the year's volume based on ABR) , with remaining investment activity spanning property types such as retail (12.5%), restaurant (12.2%), healthcare (2.5%), and certain office space acquired in conjunction with a larger portfolio of industrial assets and subject to the same master lease (0.4%).
•
For the full year, we sold eight assets for proceeds of $57.9 million at a weighted average cash capitalization rate of 5.6%.

CAPITAL MARKETS ACTIVITY
•
On January 28, 2022, we amended and restated our revolving credit facility to increase the capacity to $1.0 billion, extend the maturity date to March 2026, and reduce the applicable margin to 0.85% based on our BBB/Baa2 ratings.
•
On August 1, 2022, we entered into a $200 million, five-year unsecured term loan and a $300 million, seven-year unsecured term loan, the proceeds of which were used to repay our $190 million 2024 term loan and a portion of the outstanding borrowings on our revolving credit facility.
•
On August 10, 2022, we completed a public offering of 13,000,000 shares of common stock in connection with a forward sale agreement. On December 28, 2022, we settled the shares for net proceeds of $273.2 million, after deducting underwriting discounts.
•
Throughout the year, we sold 10,470,785 shares of common stock at a weighted average sales price of $21.66 per share for net proceeds of $222.9 million under our at-the-market common equity offering (“ATM Program”).

OPERATING RESULTS
•
Collected more than 99.9% of base rents due for the year for all properties under lease.
•
Incurred $37.4 million of general and administrative expenses, inclusive of $5.3 million of stock-based compensation.
•
Generated net income of $129.5 million, or $0.72 per share, representing 7.5% growth over the prior year.
•
Generated AFFO of $252.2 million, or $1.40 per share, representing 6.9% growth over the prior year.

MANAGEMENT COMMENTARY

“With over $900 million of accretive investments, more than 99.9% rent collection, minimal vacancies, and proactive capital markets execution, we were able to deliver full year 2022 AFFO of $1.40 per share, representing 6.9% growth over the prior year,” said Chris Czarnecki, BNL’s Chief Executive Officer. “Starting 2023 with a conservative leverage profile at 5.2x Net Debt to Annualized Adjusted EBITDAre and ample liquidity, we will be able to selectively pursue attractive investment opportunities in 2023. I am very pleased with where BNL is positioned today as we approach the completion of our CEO transition to John Moragne. I have the utmost confidence that John and the rest of the BNL team will continue to seamlessly execute on BNL’s strategy and deliver strong returns and long-term value creation for shareholders.”

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended		For the Twelve Months Ended
(in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Revenues	$112,135	$103,524	$407,513	$382,876

Net income, including non-controlling interests	$36,773	$28,709	$129,475	$109,528
Net earnings per share	$0.20	$0.16	$0.72	$0.67

FFO	$71,718	$72,169	$273,730	$256,212
FFO per share	$0.39	$0.39	$1.52	$1.56

Core FFO	$70,527	$66,677	$267,265	$230,423
Core FFO per share	$0.38	$0.36	$1.48	$1.41

AFFO	$65,585	$63,386	$252,173	$215,962
AFFO per share	$0.36	$0.35	$1.40	$1.31

Diluted Weighted Average Shares Outstanding	183,592	182,971	180,201	163,970

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of December 31, 2022, we owned a diversified portfolio of 804 individual net leased commercial properties with 797 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 39.1 million rentable square feet of operational space. As of December 31, 2022, all but three of our properties were subject to a lease, and our properties were occupied by 221 different commercial tenants, with no single tenant accounting for more than 4.0% of ABR. Properties subject to a lease represent 99.4% of our portfolio's rentable square footage. The ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of December 31, 2022, was 2.0%.

During the fourth quarter, we invested $310.3 million in accretive acquisitions and revenue generating capital expenditures at a weighted average initial cash capitalization rate of 6.7%, including the acquisition of 17 properties located across eight U.S. states with a weighted average initial lease term and minimum annual rent increases of 19.7 years and 2.0%, respectively. These investments were predominantly weighted towards industrial opportunities (94.0% of the quarter’s volume, based on ABR), with the remaining investment activity spanning property types such as retail (5.0%), and certain office space acquired in conjunction with a larger portfolio of industrial assets and subject to the same master lease (1.0%). During the year ended December 31, 2022, we invested $907.2 million in accretive acquisitions and revenue generating capital expenditures at a weighted average initial cash capitalization rate of 6.4%, including the acquisition of 86 properties located across 24 U.S. states and four Canadian provinces with a weighted average initial lease term and minimum annual rent increases of 20.3 years and 2.0%, respectively. These investments were predominantly weighted towards industrial opportunities (72.4% of the quarter’s volume, based on ABR), with the remaining investment activity spanning property types such as retail (12.5%), restaurant (12.2%), healthcare (2.5%), and certain office space acquired in conjunction with a larger portfolio of industrial assets and subject to the same master lease (0.4%).

During the fourth quarter, we sold three properties for proceeds of $39.2 million at a weighted average cash capitalization rate of 5.8%. For the full year, we sold eight assets for proceeds of $57.9 million at a weighted average cash capitalization rate of 5.6%. Subsequent to quarter end, we executed a simultaneous lease buyout and sale of an office asset for total proceeds of $39.5 million, representing an all-in cash capitalization rate of 6.1%.

As of the date of this release we have $5.2 million of investments under control, which we define as under contract or executed letter of intent. Additionally, we have $30.6 million in commitments to fund revenue generating capital expenditures with existing tenants.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

As of December 31, 2022, we had total outstanding debt of $2.0 billion, Net Debt of $2.0 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.2x. We had $802.7 million of available capacity on our revolving credit facility as of year end.

On January 28, 2022, we amended and restated our revolving credit facility, increasing the capacity to $1.0 billion and extending its maturity date to March 2026. In addition to United States Dollars, borrowings under the revolving credit facility can be made in Pound Sterling, Euros or Canadian Dollars up to an aggregate amount of $500.0 million. Borrowings under the amended credit facility are subject to interest only payments at variable rates equal to the applicable reference rate plus a margin of 0.85% based on our current credit ratings of ‘BBB’ and ‘Baa2’ from S&P and Moody’s, respectively. In addition, the amended credit facility is subject to a facility fee on the amount of the revolving commitments, based on our credit rating. The applicable facility fee is 0.20% per annum.

On August 1, 2022, we entered into two new unsecured bank term loans, including a $200.0 million, five-year term loan that matures in 2027 (the “2027 Unsecured Term Loan”), and a $300.0 million, seven-year term loan that matures in 2029 (the “2029 Unsecured Term Loan”). Borrowings on the new term loans bear interest at variable rates based on the Secured Overnight Financing Rate plus a margin based on our credit rating ranging between 0.80% and 1.60% per annum for the 2027 Unsecured Term Loan, and 1.15% and 2.20% per annum for the 2029 Unsecured Term Loan. At December 31, 2022, the applicable margin was 0.95% and 1.25% for the 2027 Unsecured Term Loan and 2029 Unsecured Term Loan, respectively.

On August 10, 2022, we completed a public offering of 13,000,000 shares of common stock at a price of $21.35 per share, subject to certain adjustments, in connection with a forward sale agreement. On December 28, 2022, we settled our outstanding forward equity offering of 13,000,000 shares for net proceeds of $273.2 million, after deducting underwriting discounts.

During the year, BNL sold 10,470,785 shares of common stock under its ATM Program at a weighted average sales price of $21.66 per share for net proceeds of $222.9 million. There was approximately $145.4 million of capacity remaining on the ATM Program as of December 31, 2022.

DISTRIBUTIONS

At its February 17, 2023, meeting, our board of directors declared a $0.275 distribution per common share and OP Unit to stockholders and OP unitholders of record as of March 31, 2023, payable on or before April 14, 2023.

2023 GUIDANCE

For 2023, BNL expects to report AFFO of between $1.40 and $1.42 per diluted share.

The guidance range is based on the following key assumptions:

(i)
investments in real estate properties between $300 million and $500 million;
(ii)
dispositions of real estate properties between $100 million and $150 million; and
(iii)

total cash general and administrative expenses between $32 million and $34 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its fourth quarter earnings conference call and audio webcast on Thursday, February 23, 2023, at 10:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/311495870. If you prefer to listen via phone, U.S. participants may dial: 1-844-200-6205 (toll free) or 1-646-904-5544 (local), access code 663590. Canadian participants may dial: 1-833-950-0062 (toll free) or 1-226-828-7575 (local), access code 663590. International callers may dial +1-929-526-1599, access code 663590.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 013843.Canadian participants may dial: 1-226-828-7578, access code 013843. U.K. participants may dial: 0204-525-0658 (local), access code 013843. All other callers may dial +44-204-525-0658, access code 013843.The replay will be available via dial-in until Thursday, March 9, 2023. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is a real estate investment trust that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2022, BNL's diversified portfolio consisted of 804 individual net leased commercial properties with 797 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "anticipate," "estimate," "would be," "believe," "continue," or other similar words. Forward-looking statements, including our 2022 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL's actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which BNL expects to file with the SEC on February 23, 2023, which you are encouraged to read, and will be available on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations ("FFO"), Core Funds From Operations ("Core FFO"), Adjusted Funds from Operations ("AFFO"), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31, 2022	December 31, 2021

Assets
Accounted for using the operating method:
Land	$768,667	$655,374
Land improvements	340,385	295,329
Buildings and improvements	3,888,756	3,242,618
Equipment	10,422	11,870
Total accounted for using the operating method	5,008,230	4,205,191
Less accumulated depreciation	(533,965)	(430,141)
Accounted for using the operating method, net	4,474,265	3,775,050
Accounted for using the direct financing method	27,045	28,782
Accounted for using the sales-type method	571	571
Investment in rental property, net	4,501,881	3,804,403
Cash and cash equivalents	21,789	21,669
Accrued rental income	135,666	116,874
Tenant and other receivables, net	1,349	1,310
Prepaid expenses and other assets	49,661	17,275
Interest rate swap, assets	63,390	—
Goodwill	339,769	339,769
Intangible lease assets, net	329,585	303,642
Debt issuance costs – unsecured revolving credit facility, net	6,013	4,065
Leasing fees, net	8,506	9,641
Total assets	$5,457,609	$4,618,648

Liabilities and equity
Unsecured revolving credit facility	$197,322	$102,000
Mortgages, net	86,602	96,846
Unsecured term loans, net	894,692	646,671
Senior unsecured notes, net	844,555	843,801
Interest rate swap, liabilities	—	27,171
Accounts payable and other liabilities	47,547	38,038
Dividends payable	54,460	45,914
Accrued interest payable	7,071	6,473
Intangible lease liabilities, net	62,855	70,596
Total liabilities	2,195,104	1,877,510

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 162,383 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	47	41
Additional paid-in capital	3,419,395	2,924,168
Cumulative distributions in excess of retained earnings	(386,049)	(318,476)
Accumulated other comprehensive income (loss)	59,525	(28,441)
Total Broadstone Net Lease, Inc. stockholders' equity	3,092,918	2,577,292
Non-controlling interests	169,587	163,846
Total equity	3,262,505	2,741,138
Total liabilities and equity	$5,457,609	$4,618,648

Broadstone Net Lease, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Revenues
Lease revenues, net	$112,135	$103,524	$407,513	$382,876

Operating expenses
Depreciation and amortization	45,606	39,400	154,807	132,096
Property and operating expense	6,397	5,636	21,773	18,459
General and administrative	9,317	9,942	37,375	36,366
Provision for impairment of investment in rental properties	—	4,155	5,535	28,208
Total operating expenses	61,320	59,133	219,490	215,129

Other (expenses) income
Interest income	40	4	44	17
Interest expense	(23,773)	(20,095)	(78,652)	(64,146)
Cost of debt extinguishment	(77)	(231)	(308)	(368)
Gain on sale of real estate	10,625	61	15,953	13,523
Income taxes	(106)	(356)	(1,275)	(1,644)
Change in fair value of earnout liability	—	—	—	(5,539)
Other (expenses) income	(751)	4,935	5,690	(62)
Net income	36,773	28,709	129,475	109,528
Net income attributable to non-controlling interests	(2,041)	(1,600)	(7,360)	(7,102)
Net income attributable to Broadstone Net Lease, Inc.	$34,732	$27,109	$122,115	$102,426

Weighted average number of common shares outstanding
Basic	173,680	172,578	169,840	153,057
Diluted	183,592	182,971	180,201	163,970
Net earnings per common share
Basic and diluted	$0.20	$0.16	$0.72	$0.67

Comprehensive income
Net income	$36,773	$28,709	$129,475	$109,528
Other comprehensive income	-	-	-	-
Change in fair value of interest rate swaps	(3,212)	40,039	90,560	39,353
Realized loss on interest rate swaps	521	639	2,514	698
Comprehensive income	34,082	69,387	222,549	149,579
Comprehensive income attributable to non-controlling interests	(1,891)	(3,868)	(12,700)	(9,831)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$32,191	$65,519	$209,849	$139,748

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended December 31, 2022 and September 30, 2022 and for the twelve months ended December 31, 2022 and 2021. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended		For the Twelve Months Ended
(in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2022	December 31, 2021
Net income	$36,773	$28,709	$129,475	$109,528
Real property depreciation and amortization	45,570	39,366	154,673	131,999
Gain on sale of real estate	(10,625)	(61)	(15,953)	(13,523)
Provision for impairment on investment in rental properties	—	4,155	5,535	28,208
FFO	$71,718	$72,169	$273,730	$256,212
Net write-offs of accrued rental income	—	—	1,326	1,938
Lease termination fee	(1,678)	(791)	(2,469)	(35,000)
Cost of debt extinguishment	77	231	308	368
Gain on insurance recoveries	(341)	—	(341)	—
Severance	—	3	401	1,304
Change in fair value of earnout liability	—	—	—	5,539
Other expenses (income)(1)	751	(4,935)	(5,690)	62
Core FFO	$70,527	$66,677	$267,265	$230,423
Straight-line rent adjustment	(6,825)	(5,175)	(21,900)	(20,304)
Adjustment to provision for credit losses	—	(4)	(5)	(38)
Amortization of debt issuance costs	988	948	3,692	3,854
Amortization of net mortgage premiums	(26)	(26)	(104)	(132)
Loss on interest rate swaps and other non-cash interest expense	522	639	2,514	698
Amortization of lease intangibles	(1,308)	(1,176)	(4,809)	(3,208)
Stock-based compensation	1,503	1,503	5,316	4,669
Deferred taxes	204	—	204	—
AFFO	$65,585	$63,386	$252,173	$215,962
Diluted WASO(2)	183,592	182,971	180,201	163,970
Net earnings per share(3)	$0.20	$0.16	$0.72	$0.67
FFO per share(3)	0.39	0.39	1.52	1.56
Core FFO per share(3)	0.38	0.36	1.48	1.41
AFFO per share(3)	0.36	0.35	1.40	1.31

1 Amount includes $0.8 million and $(4.9) million of unrealized foreign exchange gain for the three months ended December 31, 2022 and September 30, 2022, respectively, and $(5.6) million of unrealized foreign exchange gain for the twelve months ended December 31, 2022, primarily associated with our Canadian dollar denominated revolving borrowings.

2 Excludes 396,924 and 395,441 weighted average shares of unvested restricted common stock for the three months ended December 31, 2022 and September 30, 2022, respectively. Excludes 396,383 and 372,150 weighted average shares of unvested restricted common stock for the twelve months ended December 31, 2022 and 2021, respectively.

3 Excludes $0.1 million from the numerator for the three months ended December 31, 2022 and September 30, 2022, respectively, and $0.1 million from the numerator for the twelve months ended December 31, 2022 and 2021, respectively, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, the change in fair value of our earnout liability, cost of debt extinguishments, unrealized and realized gains or losses on foreign currency transactions, severance, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO by adjusting Core FFO for certain non-cash revenues and expenses, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, realized gain and losses on foreign exchange currency transactions, stock-based compensation, severance, extraordinary items, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19, and the corresponding payments, did not impact our AFFO.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021:

	For the Three Months Ended
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Net income	$36,773	$28,709	$32,226
Depreciation and amortization	45,606	39,400	33,476
Interest expense	23,773	20,095	16,997
Income taxes	105	356	457
EBITDA	$106,257	$88,560	$83,156
Provision for impairment of investment in rental properties	—	4,155	207
Gain on sale of real estate	(10,625)	(61)	(3,732)
EBITDAre	$95,632	$92,654	$79,631
Adjustment for current quarter acquisition activity (1)	1,283	2,358	2,002
Adjustment for current quarter disposition activity (2)	(440)	—	(180)
Adjustment to exclude change in fair value of earnout liability	—	—	—
Adjustment to exclude net write-offs of accrued rental income	—	—	—
Adjustment to exclude gain on insurance recoveries	(341)
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	796	(4,934)	—
Adjustment to exclude cost of debt extinguishments	77	231	—
Adjustment to exclude lease termination fee	(1,678)	(791)	—
Adjusted EBITDAre	$95,329	$89,518	$81,453
Annualized EBITDAre	$382,528	$370,616	$318,526
Annualized Adjusted EBITDAre	$381,316	$358,072	$325,812

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Debt
Unsecured revolving credit facility	$197,322	$219,537	$102,000
Unsecured term loans, net	894,692	894,378	646,671
Senior unsecured notes, net	844,555	844,367	843,801
Mortgages, net	86,602	94,753	96,846
Debt issuance costs	10,905	11,498	9,842
Gross Debt	2,034,076	2,064,533	1,699,160
Cash and cash equivalents	(21,789)	(75,912)	(21,669)
Restricted cash	(38,251)	(6,449)	(6,100)
Net Debt	$1,974,036	$1,982,172	$1,671,391
Anticipated proceeds from forward equity agreement	—	(270,732)	—
Pro Forma Net Debt	$1,974,036	$1,711,440	$1,671,391
Net Debt to Annualized EBITDAre	5.2x	5.3x	5.3x
Net Debt to Annualized Adjusted EBITDAre	5.2x	5.5x	5.1x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.2x	4.8x	5.1x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured revolving credit facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre ("Adjusted EBITDAre") for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four ("Annualized Adjusted EBITDAre"). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.